SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

June 1, 2004

MDU Communications International, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-26053	84-1342898
(Commission File Number)	(IRS Employer Identification No.)

60-D Commerce Way, Totowa, New Jersey	07512
(Address of principal executive offices)	(Zip Code)

(973) 237-9499

(Registrant’s telephone number, including area code)

Item 2.                                                             Acquisition or Disposition of Assets.

On June 1, 2004, MDU Communications (USA) Inc. (the “Subsidiary”), the wholly owned subsidiary of MDU Communications International, Inc. (the “Company”), closed on an Asset Purchase Agreement (executed May 18, 2004) with Direct Satellite, Inc., an Illinois corporation (“DSI”) based out of Chicago, for the Subsidiary to purchase the telecommunication video system operating assets of DSI.  The result of the transaction was that the Subsidiary purchased all the assets of DSI including its subscriber base, associated property access agreements and backlog, equipment installed in properties for receiving video satellite television and Internet services and all inventory for a purchase price of $2,400,000. In addition, the Subsidiary entered into a consulting agreement with Cablecom/Spacelink, Inc. for 178,690 shares of the Company’s restricted common stock.

Effective June 1, 2004, the President of DSI, Mr. Tom Looney, will become the Chicago Regional Manager for MDU Communications (USA) Inc. and further, to physically establish its presence in the Chicago multi-dwelling unit market, the Subsidiary entered into a two-year office lease agreement with an affiliate of DSI for office space in Chicago with the first 18 months of rent abated.

DSI is primarily a private cable operator serving approximately 4,400 video and 400 high-speed Internet subscribers in fifteen “Class A” multi-family properties signed to long term access agreements.  A majority of these agreements are for the delivery of services on a bulk or exclusive basis.  DSI additionally provides DIRECTV® services to approximately 100 subscribers in ten other multi-family properties in the area. Beginning June 1, 2004, these subscribers became MDU Communications (USA) Inc. subscribers and the Subsidiary assumed all obligations under DSI’s access agreements and will provide on-going service to these properties, owners and subscribers.

Item 7.                                                             Financial Statements and Exhibits

Financial Statements – The Company is preparing audited and pro forma financial statements, pursuant to Article 11 of Regulation SX of the Securities Exchange Act of 1934, which will be filed on or before August 2, 2004.

Exhibit 10.25 – Acquisition of Assets - The June 1, 2004 Asset Purchase Agreement with DSI.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MDU Communications International, Inc.

Date: June 15, 2004	By:	/s/ Sheldon Nelson
Sheldon Nelson, Chief Executive Officer